UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2007

Charlotte Russe Holding, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-27677	33-0724325
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4645 Morena Boulevard, San Diego, CA	92117
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 587-1500

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 14, 2007, based on the recommendation of its compensation committee, our board of directors approved an amendment to our employment agreement with Mark A. Hoffman, our President and Chief Executive Officer. The amendment extends the term of the employment agreement until the last day of our 2009 fiscal year and provides for an annual base salary of $700,000, retroactive to October 1, 2006 and subject to an annual increase of 5% for each fiscal year during the term of the agreement commencing in fiscal 2008. The amendment also provides for the payment of an annual cash performance bonus that is contingent upon, and calculated by reference to, our achievement of four specified EBITDA (earnings before interest, taxes, depreciation and amortization) targets established by the compensation committee of our board of directors for each fiscal year during the term of the agreement. Dependent on the specified EBITDA target achieved for a particular fiscal year, Mr. Hoffman will receive an annual cash performance bonus equal to 50%, 75%, 100% or 125% of his annual base salary for such fiscal year. Also on February 14, 2007, based on the recommendation of its compensation committee, our board of directors approved the four specified EBITDA targets for fiscal 2007. In the event we achieve the approved minimum or maximum EBITDA targets for fiscal 2007, Mr. Hoffman will be entitled to receive a cash bonus of $350,000 or $875,000, respectively.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARLOTTE RUSSE HOLDING, INC.

By:	/s/ Daniel T. Carter Daniel T. Carter Executive Vice President, Chief Financial Officer

Date: February 21, 2007